Exhibit 99.2

Agrifos Fertilizer L.L.C.

Financial Statements

September 30, 2012 and 2011

Agrifos Fertilizer L.L.C.

Index

September 30, 2012 and 2011

Page(s)

Financial Statements, as restated

Statements of Financial Position	1

Statements of Operations	2

Statements of Comprehensive Income (Loss)	3

Statements of Changes in Member’s Equity and Accumulated Other Comprehensive Loss	4

Statements of Cash Flows	5

Notes to Financial Statements	6-15

Agrifos Fertilizer L.L.C.

Statements of Financial Position

September 30, 2012 and December 31, 2011

	September 30, 2012	December 31, 2011
		(Restated)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,332,957	$5,679,742
Accounts receivable, trade	8,931,782	891,990
Other receivables, net	63,123	197,207
Inventories and other assets, net	13,717,265	22,017,477
Prepaid expenses and other current assets	259,697	1,442,865
Deferred income tax asset	61,535	58,000

Total current assets	24,366,359	30,287,281
Property, plant and equipment, net	51,847,764	49,130,253
Deferred income tax asset	—	489,296
Other assets	743,899	824,399

Total assets	$76,958,022	$80,731,229

Liabilities and Member’s Equity
Current liabilities
Accounts payable	$11,223,306	$10,721,007
Accrued expenses	3,414,533	5,532,448
Deferred revenue	4,161,008	2,747,722
Income taxes payable	63,158	—
Current portion of long-term debt	10,026,790	6,500,000

Total current liabilities	28,888,795	25,501,177
Long term debt, net of current portion	20,144,695	22,500,000
Deferred income tax	1,854,195	—
Asset retirement obligation	1,661,795	1,622,252
Accrued employee benefits and other liabilities	1,632,293	1,957,343

Total liabilities	54,181,773	51,580,772
Commitments and contingencies
Member’s equity	24,195,123	30,616,770
Accumulated other comprehensive loss	(1,418,874)	(1,466,313)

Total member’s equity and accumulated other comprehensive loss	22,776,249	29,150,457

Total liabilities and member’s equity and accumulated other comprehensive loss	$76,958,022	$80,731,229

The accompanying notes are an integral part of these financial statements.

Agrifos Fertilizer L.L.C.

Statements of Operations

For the nine months ended September 30, 2012 and 2011

	September 30, 2012	September 30, 2011
		(Restated)
	(Unaudited)
Revenues	$119,915,709	$109,604,431

Operating expenses
Costs of products sold	112,262,898	109,943,995
Selling, general and administrative	7,140,469	6,023,152
Gain on sale of assets, net	—	240,542

Total operating expenses	119,403,367	116,207,689

Operating income (loss)	512,342	(6,603,258)

Other income (expense)
Interest expense, net	(863,871)	(536,292)
Gain on insurance settlements	1,000,000	—

Total other income (expense), net	136,129	(536,292)

Income (loss) before income taxes	648,471	(7,139,550)
Income taxes	3,047,687	402,601

Net loss	$(2,399,216)	$(7,542,151)

The accompanying notes are an integral part of these financial statements.

Agrifos Fertilizer L.L.C.

Statements of Comprehensive Income (Loss)

For the nine months ended September 30, 2012 and 2011

	September 30, 2012	September 30, 2011
		(Restated)
	(Unaudited)
Net loss	$(2,399,216)	$(7,542,151)
Amortization of actuarial loss	43,815	(11,271)
Amortization of prior service costs	3,624	(568)

Comprehensive income (loss)	$(2,351,777)	$(7,553,990)

The accompanying notes are an integral part of these financial statements.

Agrifos Fertilizer L.L.C.

Statements of Changes in Member’s Equity and Accumulated Other

Comprehensive Loss

For the nine months ended September 30, 2012

		Accumulated
		Other
		Comprehensive
	Member’s	Loss
	Equity	(Unaudited)	Total
Balances at December 31, 2011 (Restated)	$30,616,770	$(1,466,313)	$29,150,457
Distributions	(3,100,000)	—	(3,100,000)
Receivable from owner	(922,431)	—	(922,431)
Net loss	(2,399,216)	—	(2,399,216)
Amortization of actuarial loss	—	43,815	43,815
Amortization of prior service costs	—	3,624	3,624

Balances at September 30, 2012	$24,195,123	$(1,418,874)	$22,776,249

The accompanying notes are an integral part of these financial statements.

Agrifos Fertilizer L.L.C.

Statements of Cash Flows

For the nine months ended September 30, 2012 and 2011

	September 30, 2012	September 30, 2011
		(Restated)
	(Unaudited)
Cash flows from operating activities
Net loss	$(2,399,216)	$(7,542,151)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	3,434,381	3,138,831
Accretion of asset retirement obligations	39,542	38,298
Amortization of debt issuance costs	90,000	75,000
Loss on fixed asset sale	—	240,542
Pension amortization and adjustments	47,439	434,251
Change in allowance for inventory obsolesence	—	1,659,653
Deferred income tax, net	2,339,956	381,864
Changes in working capital assets and liabilities
Accounts receivable, trade	(6,239,792)	1,983,081
Other receivables	134,084	4,579,716
Inventories	6,500,212	3,629,302
Prepaid expenses and other current assets	1,183,169	(1,303,098)
Other assets	(9,500)	245,400
Accounts payable	502,299	(6,248,677)
Accrued expenses	(2,117,915)	(626,897)
Income tax payable	63,158	67,825
Deferred revenue	1,413,286	387,772
Other liabilities	(325,050)	601,073

Net cash provided by operating activities	4,656,053	1,741,785

Cash flows from investing activities
Purchase of property, plant and equipment	(6,151,892)	(8,039,781)
Proceeds from disposal of property, plant and equipment	—	907,636

Net cash used in investing activities	(6,151,892)	(7,132,145)

Cash flows from financing activities
Distributions	(3,100,000)	(8,000,000)
Note receivable from related parties	(922,431)	(7,810,000)
Payment of deferring financing cost	—	(525,000)
Borrowings on long-term debt	28,000,000	37,000,000
Repayments on long-term debt	(26,828,515)	(10,000,000)

Net cash provided by (used in) financing activities	(2,850,946)	10,665,000
Net increase (decrease) in cash and cash equivalents	(4,346,785)	5,274,640
Cash and cash equivalents
Beginning of period	5,679,742	1,557,064

End of period	$1,332,957	$6,831,704

The accompanying notes are an integral part of these financial statements.

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

1.	Description of Business

Agrifos Fertilizer Inc. was incorporated under the laws of the State of Delaware in 2003. In December 2008, Agrifos Fertilizer, Inc. was converted from a Delaware corporation to a Delaware limited liability company named Agrifos Fertilizer L.L.C. (the “Company”). The Company is owned by Agrifos Holdings Inc. (“Holdings”). The Company owns and operates a fertilizer plant located in Pasadena, Texas.

In early 2011, the Company’s operations were restructured. The Company ceased production of phosphate fertilizers, which included DAP (diammonium phosphate) and MAP (monoammonium phosphate), due to the limited remaining capacity of the Company’s primary waste disposal site related to its phosphate operations.

The Company undertook major capital and maintenance projects at the Pasadena plant, including decommissioning certain phosphate productions assets and converting a portion of its assets to the new business model. The Company’s new business model includes the production of ammonium sulfate fertilizer and the continued production of sulfuric acid and ammonium thiosulfate.

2.	Significant Accounting Policies

Basis of Presentation

The financial statements for the periods presented are unaudited and reflect all adjustments, consisting of normal recurring items, which management considers necessary for a fair statement of the Company’s financial position as of September 30, 2012, and the results of operations and cash flows for the periods presented. Operating results for the nine months ended September 30, 2012 and 2011 are not necessarily indicative of results to be expected for the entire years.

These financial statements should be read in conjunction with the audited annual financial statements and notes thereto for the years ended December 31, 2011, 2010 and 2009. These audited financial statements have been included as exhibit 99.1 of the Form 8-K/A dated October 31, 2012. These financial statements have been prepared in accordance with the rules for interim financial statements and do not include all annual disclosures required by generally accepted accounting principles in the United States.

Revenue Recognition

Revenue from the sale of fertilizers is recognized when persuasive evidence of an arrangement exists, products are shipped, the fee is fixed or determinable, and collectability is reasonably assured. As discussed in Note 3, the financial statements were restated for bill and hold transactions. The Company no longer recognizes revenue for bill and hold transactions.

Cash and Cash Equivalents

Cash on hand and highly liquid investments purchased with an original maturity of three months or less are considered to be cash and cash equivalents.

Allowance for Doubtful Accounts

The Company maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations.

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

Inventories, net

Inventories are stated at the lower of cost, as determined by standard costing which approximates the weighted average cost method, or market. Cost includes material, labor and manufacturing overhead. The statements of financial position include reserves to provide for estimated losses arising from writing down inventories to market value in those situations where cost exceeded market value at September 30, 2012 and December 31, 2011 and for slow moving and obsolete inventories (see Note 5).

Property, Plant and Equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided using straight-line methods over the estimated useful lives of the assets. Estimated useful lives of the assets range from 1.5 to 10 years, with the majority relating to plant, machinery and equipment that range from three to 10 years. Buildings have estimated useful lives of 20 years.

Expenditures for major acquisitions and improvements are capitalized; expenditures for maintenance and repairs are charged to expense as incurred, including the cost of major maintenance expenditures. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in other expense.

Long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether impairment has occurred through the use of an undiscounted cash flow analysis of the asset at the lowest level for which identifiable cash flows exist. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows. No impairment was recorded in 2012 or 2011.

Asset Retirement Obligations

The Company’s asset retirement obligations (AROs) relate to future costs associated with the removal of contaminated material upon removal of the phosphorous plant. The fair value of a liability for an ARO is recorded in the period in which it is incurred and the cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period through charges to operating expense and the capitalized cost is depreciated over the remaining useful life of the asset.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt. Management considers the carrying values of cash and cash equivalents, trade receivables and trade payables to be representative of their respective fair values because of their short-term maturities or expected settlement dates. The carrying values of outstanding amounts under the revolving credit facility and term debt approximate fair value.

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

Concentration of Risk

The Company sells to its customers on an uncollateralized credit basis unless past experience with the customer requires cash on delivery or other arrangements.

Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. From time to time the balances may exceed the $250,000 level of coverage provided by the Federal Depository Insurance Corporation. The Company has not incurred losses related to these deposits.

Income Taxes

Effective January 1, 2009, Holdings converted to a Subchapter “S” corporation. A Subchapter S corporation is a pass through entity for income tax purposes to the shareholders of the Company. As a result of the election, Holdings changed from a taxable entity to a nontaxable entity. Deferred tax assets and liabilities were eliminated at the date an enterprise ceased to be a taxable enterprise. The Company is subject to the Texas Margin Tax, therefore the deferred taxes associated with the Texas Margin Tax remain on the Company’s books and records. In addition, even though an S corporation is a flow through entity, there is an entity level tax that is assessed when the corporation sells certain built-in gain assets within the ten years subsequent to the conversion to an S corporation. See Note 9 for recognition of this income tax in 2012. The Company follows generally accepted accounting principles to account for uncertainty in income taxes. These accounting principles provide thresholds and measurements to determine whether tax benefits claimed or expected to be claimed in a tax return should be recorded in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

3.	Restatement

The Company concluded it was required to restate its previously issued financial statements for the following items:

•	The Company did not meet revenue recognition criteria for bill and hold transactions as well as sales under a marketing agreement for which the price was not determinable upon shipment;

•	The Company determined it had a conditional asset retirement obligation for its phosphorous plant, which should have been recorded in 2005;

•	The Company had certain DAP inventory which was damaged during 2011, and cannot be sold; and

•	The Company did not appropriately record an adjustment to reduce inventory to the lower of cost or market in 2011.

•	The Company incorrectly reflected a cash outflow for financing costs as an operating activity.

The impact of correcting these errors, as well as recording other immaterial corrections are as follows:

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

	September 30, 2011
	As previously
	reported	Adjustment	As restated
Statements of Operations
Revenues	$115,608,047	$(6,003,616)	$109,604,431
Costs of products sold	112,741,465	(2,797,470)	109,943,995
Total operating expenses	119,005,159	(2,797,470)	116,207,689
Operating income (loss)	(3,397,112)	(3,206,146)	(6,603,258)
Income (loss) before income taxes	(3,933,404)	(3,206,146)	(7,139,550)
Net income (loss)	(4,238,962)	(3,303,189)	(7,542,151)

Statements of Cash Flows
Cash flows from operating activities:
Net income (loss)	(4,238,962)	(3,303,189)	(7,542,151)
Depreciation	3,083,293	55,538	3,138,831
Accretion of asset retirement obligations	—	38,298	38,298
Amortization of debt issuance costs	—	75,000	75,000
Deferred income tax, net	284,821	97,043	381,864
Pension amortization and adjustments	273,839	160,412	434,251
Change in allowance for inventory obsolescence	46,430	1,613,223	1,659,653
Changes in working capital assets and liabilities:
Accounts receivable, trade	5,481,425	(3,498,344)	1,983,081
Inventories	(1,168,908)	4,798,210	3,629,302
Deferred revenue	—	387,772	387,772
Net cash provided by operating activities	1,967,342	423,964	1,741,785

Cash flows from investing activities
Proceeds from disposal of PPE	757,079	150,557	907,636
Net cash used in investing activities	(7,282,702)	150,557	(7,132,145)

Cash flows from financing activities:
Payment of deferred financing costs	(600,000)	75,000	(525,000)
Net cash used in financing activities	10,590,000	75,000	10,665,000

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

	2011
	As previously reported	Adjustment	As restated
Statements of Financial Position
Accounts receivable	$6,731,019	$(5,839,029)	$891,990
Other receivables	197,207	—	197,207
Inventories, net	14,689,805	7,327,672	22,017,477
Total current assets	28,798,638	1,488,643	30,287,281
Property, plant and equipment, net	49,469,889	(339,636)	49,130,253
Total assets	79,582,222	1,149,007	80,731,229
Accrued expenses	5,532,448	—	5,532,448
Deferred revenue	—	2,747,722	2,747,722
Total current liabilities	22,753,455	2,747,722	25,501,177
Accrued employee benefits and other	2,144,732	(187,389)	1,957,343
Asset retirement obligation	—	1,622,252	1,622,252
Total liabilities	47,398,187	4,182,585	51,580,772
Member’s equity	33,837,737	(3,220,968)	30,616,770
Accumulated other comprehensive loss	(1,653,702)	187,389	(1,466,313)
Total member’s equity and accumulated other comprehensive loss	32,184,035	(3,033,579)	29,150,456
Total liabilities and member’s equity and AOCL	79,582,222	1,149,007	80,731,229

4.	Other Receivables, net

Other receivables consist of the following at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
Claim receivable	$63,123	$—
Other	—	362,242
Allowance for doubtful accounts	—	(165,035)

Total other receivables, net	$63,123	$197,207

Other receivables at September 30, 2012 and December 31, 2011 relate primarily to amounts owed to the Company by a related party for services provided by the Company to the related party.

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

5.	Inventories, net

Inventories, which include materials, labor and manufacturing, overhead costs, consist of the following at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
		(Restated)
Raw materials	$4,155,663	$6,841,129
Finished products	7,259,258	12,751,761
Replacement parts and supplies	6,272,917	6,395,160

	17,687,838	25,988,050
Allowance for obsolescence	(3,970,573)	(3,970,573)

Inventories, net	$13,717,265	$22,017,477

As discussed in Note 1, the Company ceased production of phosphate fertilizers in early 2011. During the nine months ended September 30, 2011, the Company recorded an allowance for obsolescence of $1,654,653 related to the remaining phosphate fertilizer which was damaged in 2011 and cannot be sold.

6.	Property, Plant and Equipment, net

Property, plant and equipment consist of the following at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
		(Restated)
Land	$10,515,749	$10,515,749
Plant improvements	7,752,807	7,752,807
Buildings	13,194,096	13,174,645
Machinery and equipment	58,176,059	56,777,308
Computer equipment	2,875,554	2,832,323
Construction in progress	8,085,160	3,221,427

	100,599,425	94,274,259
Less: Accumulated depreciation	(48,751,661)	(45,144,006)

Property, plant and equipment, net	$51,847,764	$49,130,253

Depreciation expense totaled $3,434,381 and $3,138,831 for the nine months ended September 30, 2012 and 2011, respectively.

7.	Accrued Expenses

Accrued expenses consist of the following at September 30, 2012 and December 31, 2011:

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

	September 30, 2012	December 31, 2011
Accrued payroll and related expenses	$1,529,853	$1,009,082
Legal reserves	385,041	1,080,000
Sales and use taxes	532,294	1,800,000
Property taxes	733,000	102,458
Accrued property, plant and equipment	—	1,353,564
Other	234,345	187,344

Accrued expenses	$3,414,533	$5,532,448

8.	Debt

Debt consists of the following at September 30, 2012 and December 31, 2011:

	September 30, 2012		December 31, 2011
	Balance	Interest Rate	Balance	Interest Rate
Term Loan, maturing March 31, 2016	$23,171,485	3.23%	$25,000,000	3.28%
Revolving Note, maturing March 31, 2014	7,000,000	3.25%	4,000,000	3.30%

Total Debt	30,171,485		29,000,000
Less current portion	10,026,790		6,500,000

Long term debt, net of current portion	$20,144,695		$22,500,000

On March 9, 2011, the Company entered into a five year credit agreement (“Credit Agreement”) with a financial institution. The Credit Agreement is comprised of a revolving note of $15 million, with a maturity date of March 31, 2014, and a term loan of $25 million, with a maturity date of March 31, 2016. The interest rate per year is the Adjusted One Month LIBOR plus 3.00%. Payments for the term loan are to be repaid in quarterly installments beginning in February 2012 in an amount equal to 2.50%, 3.75% and 5.00% of the unpaid principal balance for years ending 2012, 2013 and thereafter.

The Credit Agreement requires that the Company maintain certain financial covenants. These covenants include a fixed charge coverage ratio, a leverage ratio and a balance sheet ratio. The Company used a portion of the borrowings to repay borrowings under the revolving credit facility.

The Company recorded $600,000 in debt issuance costs incurred to obtain the Credit Agreement, which are accounted for as deferred charges and amortized using the straight line method which approximates the interest method over the term of the Credit Agreement. Amortization of debt issuance costs of $90,000 and $75,000 is included in interest expense in the statements of operations for the periods ended September 30, 2012 and 2011.

9.	Income Taxes

The provision for income tax expense consists of the following for the periods ended September 30:

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

	September 30, 2012	September 30, 2011
Current income tax expense	$704,196	$67,825
Deferred income tax expense	2,343,491	334,776

Income tax expense	$3,047,687	$402,601

As discussed in Note 1, effective January 1, 2009 the Company converted to a sub chapter S corporation for federal income tax reporting and is subject to a tax on assets sold within ten years of the Company’s conversion to a sub chapter S corporation. Prior to 2012, management did not intend to sell assets subject to a built in gains tax, and therefore did not record a deferred tax liability for this tax. During the nine months ended September 30, 2012, management considered selling these assets and therefore recorded $2,423,702 of deferred tax liability for the built in gains tax. As discussed in Note 14, the Company was sold in November 2012.

As of January 1, 2008, the former Texas franchise tax on taxable capital and earned surplus was replaced by the Texas Margin Tax, a revised tax on modified gross revenue. At the time of the change, taxpayers were permitted to take a temporary credit for business loss carryforwards that were available as of December 31, 2007 (“Texas Preservation Credit”). For franchise tax reports due after January 1, 2008, the taxpayer may utilize the Texas Preservation Credit against the tax liability reflected on the Texas Margin Tax return.

The Company is subject to tax examinations in various jurisdictions and accordingly records incremental tax expense based upon the more-likely-than-not outcomes of any uncertain tax positions. In addition, when applicable, the Company adjusts the previously recorded tax expense to reflect examination results when the position is effectively settled. The Company’s ongoing assessments of the more-likely-than-not outcomes of the examinations and related tax positions require judgment and can increase or decrease the Company’s effective tax rate, as well as impact operating results. The specific timing of when the resolution of each tax position will be reached is uncertain.

10.	Equity

Member’s Equity

All member’s equity is owned by Holdings. All of the Company’s profits and losses are allocated to Holdings.

Receivables from owners

All receivables from owners of the Company parent (Holdings) have been recorded as a reduction in member’s equity.

11.	Commitments and Contingencies

Operating Leases

The Company leases certain equipment under noncancelable operating leases having terms in excess of one year. Operating lease expense for the periods ended September 30, 2012 and 2011 was $294,061 and $568,768, respectively.

Litigation

The Company, in the normal course of business, is subject to claims and litigation with respect to operations. The Company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

Claims and proceedings are reviewed at least annually and provisions are taken or adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Claims, suits, investigations and proceedings are inherently uncertain and it is not possible to predict the ultimate outcome of such matters. While the Company will continue to defend itself vigorously, it is possible that the Company’s business, financial condition, results of operations or cash flows could be affected in any particular period by the resolution of one or more of these matters.

EPA Order of Consent

During 2007, heavy rainfall caused a release of process water into the Houston Ship Channel. As a result, on September 17, 2007, the United States Environmental Protection Agency (“EPA”) issued a First Amended Unilateral Administrative Order to the Company and ExxonMobil Corporation (the “UAO”). Subsequently, an Administrative Order on Consent (the “AOC”) was issued by the EPA which superseded and replaced the UAO in its entirety regarding the 2007 release of process water. As of December 31, 2010, substantially all of the costs necessary to comply with provisions of the AOC have been incurred and expensed in the financial statements.

In 2005, the EPA initiated an enforcement action against the entire United States phosphoric acid industry to enforce compliance with (i) RCRA and the applicable Bevill Amendment exclusion from RCRA and (ii) the HF MACT regulations set forth in the Clean Air Act. On December 7, 2011, the Company settled the enforcement action pursuant to a Consent Agreement and Final Order with the EPA, agreeing to pay $1,800,000 in installments over a two-year period and to complete a supplemental environmental project involving the construction of a containing wall around the granulation unit by June 2012. A payment of $720,000 was remitted to the EPA as of September 30, 2012 resulting in a remaining liability balance of $1,080,000 as of September 30, 2012. The $1,080,000 liability balance is recorded as $360,000 in accrued expense and $720,000 in other long-term liabilities respectively, as of September 30, 2012.

State of Texas Sales and Use Tax Audit

During 2007, the State of Texas completed a sales and use tax audit of the Company for years 2003 to 2005 and, as a result, the Company received a Texas Notification of Audit Results which assessed the Company additional taxes of $1,300,000 and corresponding penalties and interest of $500,000. In February 2012, the Company reached a settlement with the State of Texas on a sales and use tax audit for years 2003 to 2005. The Company agreed to pay $1,300,000 in full settlement of this matter and that payment was made February 29, 2012.

During 2011, the State of Texas completed a sales and use tax audit of the Company for years 2005 to 2008 and, as a result, the Company received a Texas Notification of Audit Results which assessed the Company additional taxes of $1,400,000 and corresponding penalties and interest of $400,000. Although the Company is disputing the tax assessment, based on management’s estimates of the ultimate liability, the Company has recorded a $500,000 liability as of September 30, 2012 and December 31, 2011, which is included in accrued expenses on the statements of financial position.

12.	Significant Customers and Suppliers

Significant Customers

The Company sells its fertilizers and sulfuric acid under short-term marketing agreements to a select number of customers. For the period ended September 30, 2012, two customers accounted for approximately 99% of the Company’s trade accounts receivable. For the period ended September 30, 2011, three customers accounted for approximately 99% of the Company’s trade accounts receivable. The loss of a significant customer would have a material adverse effect on the Company’s operations.

Agrifos Fertilizer L.L.C.

Notes to Financial Statements

September 30, 2012 and 2011

Unaudited

Significant Suppliers

Ammonia purchased from a certain supplier accounted for approximately 66% and 39% of the Company’s inventory purchases in 2012 and 2011, respectively. Sulfur purchased from a certain supplier accounted for approximately 28% and 40% of the Company’s inventory purchases in the periods ended September 30, 2012 and 2011, respectively.

Management believes there are alternative vendors in the industry that would be able to supply sufficient quantities of a majority of its raw material needs but there is no certainty that such supply can be provided under favorable terms.

13.	Risks and Uncertainties

The Company relies on its current credit facilities to fund short-term liquidity needs if internal funds are not available from the Company’s operations. Disruptions in the capital and credit markets could adversely affect the Company’s ability to draw on its bank revolving credit facilities. The Company received a $1,000,000 settlement from its insurance company for claims related to a contractor that had inappropriately charged us for services that had been paid but not rendered.

14.	Subsequent Events

On November 1, 2012, Agrifos Holdings Inc. sold its subsidiary, Agrifos L.L.C., which includes Agrifos Fertilizer L.L.C., to Rentech Nitrogen Partners, L.P., a majority owned subsidiary of Rentech, Inc. In conjunction with the sale, the Company changed its name to Rentech Nitrogen Pasadena, LLC.

Events occurring after September 30, 2012 were evaluated through January 14, 2013 to ensure any subsequent events that meet the criteria for recognition and/or disclosure have been included in these financial statements.